Exhibit 10.1

Amendment No. 3

to

Separation Agreement

April 14, 2020

Reference is hereby made to that certain Separation Agreement between Abeona Therapeutics, Inc. (the “Company”) and Steven Rouhandeh (the “Executive”), dated January 2, 2020 (the “Separation Agreement”).

WHEREAS, the Company and the Executive desire to amend the Separation Agreement,

NOW THEREFORE, the parties hereby agree as follows:

1.	Section 1 is hereby amended by adding the following sentence to the end of Section 1:

“After the Separation Date you shall be an inactive employee for a period of six (6) months, during which time you shall be available for up to a maximum often (10) hours per month for consultation on transition matters.”

ACCEPTED AND AGREED:

Abeona Therapeutics, Inc.

/s/ Mark J. Alvino
By: Mark J. Alvino
Title: Chair Comp. Comm

/s/ Steven H. Rouhandeh
Steven H. Rouhandeh